ROSETTA RESOURCES INC. ANNOUNCES RECORDTHIRD QUARTER 2007 PRODUCTION
AND REVENUES AND PROVIDES OPERATIONAL AND HEDGE UPDATE

HOUSTON, TEXAS, November 12, 2007 / PRIME NEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) announced today that production and revenues for the third quarter of 2007 were 126 Mmcfe/d and $89.7 million, respectively.  Diluted earnings per share for the third quarter of 2007 were $0.25 versus 2006 earnings per share of $0.24, an increase of 4%. In the third quarter of 2007, production and revenues were at their highest levels for the nine quarters that Rosetta has been an independent company.

Production and revenues for year to date 2007 were 118 Mmcfe/d up 32% from 2006 and $252.4 million up 27% from 2006 respectively. Diluted earnings per share for the first nine months of 2007 were $0.79 versus 2006 earnings per share of $0.62, an increase of 27%.

OPERATIONS UPDATE

In the Sacramento Basin, the Company drilled nineteen wells in the first three quarters of 2007. Fifteen of these wells have been successful and one was cased waiting further evaluation. Twelve of the fifteen successful wells are currently on production, two are awaiting completion and one is waiting on pipeline connection.  Since the end of the third quarter, the Company has drilled and is completing two additional wells with the expectation of drilling eight more wells in the fourth quarter.

The portion of the 2007 drilling program which focused on the south end of the Rio Vista field has been considerably enhanced by the Bradford Island 3D seismic survey that was acquired in 2006 and covers 7,000 acres. Seven wells have been drilled based on the survey this year, bringing the total number of producing wells drilled in this area to eight, with one currently waiting on a pipeline connection. As a result of this success, the Company has installed additional pipeline infrastructure to gather the increased gas production. This south end drilling, coupled with the pipeline improvements, added 10 Mmcfe/d in September.

Also in California, the Company drilled two successful wells in the third quarter on properties acquired from Output Exploration, LLC and OPEX Energy, LLC. The two wells have a combined net production of 3.1 Mmcfe/d. Three additional wells associated with this acquisition are planned before year-end.

In the DJ Basin of Colorado, the Company drilled 54 wells in the first nine months of the year, of which 43 were successful. The Company expects to drill another 15 before year-end. Current net production from the area is approximately 8.0 Mmcfe/d.  Recent curtailment of 2 to 3 Mmcfe/d due to operational constraints on the Cheyenne Plains transmission line is presently corrected.  The Company has added delivery points into Southern Star and Kinder Morgan pipelines which is intended to reduce exposure to future curtailments in the area.

In South Texas, Rosetta has drilled 35 wells in its Lobo play at the end of October 2007, and will have drilled 43 wells in the Lobo by year end 2007.  Rosetta completed 28 of the 35 wells drilled with net production from these wells of approximately 24 Mmcfe/d. Additionally, the Company has added approximately 10,000 acres in the Lobo region and acquired over 80 square miles of additional 3D seismic coverage. Rosetta plans to shoot an additional 100 plus square miles of 3D seismic over its leasehold in 2008. The 3D coverage, coupled with the leasing activity, is expected to add significantly to Rosetta’s drilling inventory in the Lobo play.

In the Company’s South Texas Perdido play, nine wells have been drilled and completed with one additional well currently being drilled. The nine completed wells are producing at a combined net rate of approximately 8 Mmcfe/d.

In the Gulf of Mexico, Rosetta’s Main Pass 118 and 29 platforms continue to produce at net rates of 8 Mmcfe/d, while the East Cameron 88/89 platform is producing 7 Mmcfe/d net after a successful workover.

Production in Sabine Lake began in early November 2007. The construction of production facilities is near completion with a net production rate to Rosetta expected to reach 7 Mmcfe/d by the end of November.

Rosetta participated in several other successful wells, including the deepening of two wells in Kleberg County and the drilling of a successful Wilcox test in Duval County. Net production from two of these wells is approximately 3 Mmcfe/d with one well yet to be completed. There are three offsets wells planned to the Duval County discovery.

HEDGING UPDATE

The Company has entered into 10,000 MMBtu per day of additional hedges at an average price of $8.29 for 2008, and an additional 11,000 MMBtu per day at an average price of $8.40 for 2009.   With the addition of these hedges, the Company now has a total of 64,909 MMBtu per day of hedges at an average price of $7.74 for 2008, and 42,141 MMBtu per day of hedges at an average price of $7.49 for 2009.

Charlie Chambers, Rosetta’s Executive Vice President said, “While the third quarter of 2007 represents a high water-mark for production and revenues, we were disappointed that we did not meet our original guidance for the quarter. As discussed earlier, the production shortfall was attributable in large part to factors outside our control, including downstream pipeline bottlenecks and weak prices in the Rockies. We face similar challenges in the fourth quarter. Achieving our total year guidance of 125 Mmcfe/d is dependent on our ability to manage the issues in the DJ Basin and to bring Sabine Lake production up on a timely basis.

With respect to the Calpine transaction, we have achieved some measure of success.  We have received court approval of our partial settlement, but continue to face challenges regarding Calpine’s fraudulent conveyance lawsuit. While we were disappointed in the bankruptcy court ruling regarding our Motion to Dismiss Calpine’s fraudulent conveyance complaint, we intend to continue to vigorously defend against Calpine’s baseless claims.”

2007 THIRD QUARTER RESULTS

Rosetta's production for the third quarter 2007 was 11.6 Bcfe or an average of 126 Mmcfe/d. Average realized gas prices for the quarter were $7.39 per Mcf, including a $10.3 million benefit, from the Company’s hedging program; and realized oil prices averaged $75.37 per Bbl.

Revenues for Rosetta totaled $89.7 million for the quarter. This represents a 26% increase versus $71.2 million of revenues in the third quarter of 2006.

Total lease operating expense ("LOE"), which includes direct LOE, workover, ad valorem taxes, and insurance, was $11.9 million or $1.03 per Mcfe.  Direct LOE was $8.4 million or $0.72 per Mcfe and workover costs were $0.3 million or $0.03 per Mcfe for the period. Third quarter workover costs were favorably effected by an insurance recovery of $2.4 million associated with Hurricane Rita. Ad valorem tax was $2.6 million for the period, which equates to a cost of $0.22 per Mcfe. Production taxes were $1.2 million or $0.11 per Mcfe and treating, transportation and marketing charges were $1.9 million or $0.16 per Mcfe. Depreciation, depletion and amortization expense was $38.2 million, based on an all in DD&A rate of $3.29 per Mcfe.

General and administrative costs were $12.0 million for the third quarter of 2007. During the period, $3.0 million of settlement expense associated with the former Chief Executive Officer was charged as a general and administrative expense.

Net income for the period was $12.7 million or $0.25 per diluted share, which is up 4% compared to $11.9 million of net income or $0.24 per diluted share for the third quarter of 2006.

2007 FIRST NINE MONTHS RESULTS

Rosetta's production for the first nine months of 2007 was 32.2 Bcfe, or an average of 118 Mmcfe/d. Average realized gas prices for the period were $7.60 per Mcfe, including a $17.8 million benefit from the Company’s hedging program and realized oil prices averaged $65.08 per Bbl.

Revenues for Rosetta totaled $252.4 million for the first nine months of 2007. This represents a 27% increase versus $199.1 million of revenues in the first nine months of 2006.

Total LOE, which includes direct LOE, workover, ad valorem taxes, and insurance, was $33.3 million or $1.03 per Mcfe.  Direct LOE was $21.0 million or $0.65 per Mcfe and workover costs were $3.0 million or $0.09 per Mcfe for the period. The insurance recovery of $2.4 million in costs associated with Hurricane Rita also favorably effected unit workover costs for the period. Ad valorem tax was $7.7 million for the period which equates to a cost of $0.24 per Mcfe. Production taxes were $3.4 million or $0.11 per Mcfe and treating, transportation and marketing charges were $4.9 million or $0.15 per Mcfe. Depreciation, depletion and amortization expense was $105.1 million, based on an all in DD&A rate of $3.26 per Mcfe.

General and administrative costs were $30.0 million for the first nine months of 2007, which included the $3.0 million of settlement expense associated with the former Chief Executive Officer.

Net income for the period was $39.8 million or $0.79 per diluted share up 27% compared to $31.4 million of net income or $0.62 per diluted share for the first nine months of 2006.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

Forward Looking Statements - All statements, other than statements of historical fact, included in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in Rosetta Resources Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.  These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. Rosetta Resources Inc. assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

ROSETTA RESOURCES INC.
CONSOLIDATED BALANCE SHEET
(In thousands, except share amounts)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 13,656	$ 62,780
Accounts receivable	36,324	36,408
Derivative instruments	7,271	20,538
Prepaid expenses	18,986	8,761
Other current assets	4,157	2,965
Total current assets	80,394	131,452
Oil and natural gas properties, full cost method, of which $46.3 million at September 30, 2007 and $37.8 million at December 31, 2006 were excluded from amortization	1,481,033	1,223,337
Other fixed assets	5,978	4,562
	1,487,011	1,227,899
Accumulated depreciation, depletion, and amortization	(248,396)	(145,289)
Total property and equipment, net	1,238,615	1,082,610
Deferred loan fees	2,490	3,375
Other assets	1,426	1,968
Total other assets	3,916	5,343
Total assets	$ 1,322,925	$ 1,219,405

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 35,307	$ 23,040
Accrued liabilities	57,773	43,099
Royalties payable	14,925	9,010
Prepayment on gas sales	16,678	17,868
Deferred income taxes	2,741	7,743
Total current liabilities	127,424	100,760
Long-term liabilities:
Derivative instruments	12,052	11,014
Long-term debt	250,000	240,000
Asset retirement obligation	17,437	10,253
Deferred income taxes	58,778	35,089
Total liabilities	465,691	397,116

Stockholders' equity:
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 50,525,323 shares and 50,405,794 shares at September 30, 2007 and December 31, 2006, respectively	50	50
Additional paid-in capital	760,004	755,343
Treasury stock, at cost; 105,436 and 85,788 shares at September 30, 2007 and December 31, 2006, respectively	(1,973)	(1,562)
Accumulated other comprehensive (loss) income	(2,785)	6,315
Retained earnings	101,938	62,143
Total stockholders' equity	857,234	822,289
Total liabilities and stockholders' equity	$ 1,322,925	$ 1,219,405

ROSETTA RESOURCES INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Natural gas sales	$ 79,061	$ 61,366	$ 225,658	$ 171,783
Oil sales	10,657	9,831	26,730	27,339
Total revenues	89,718	71,197	252,388	199,122
Operating Costs and Expenses:
Lease operating expense	11,912	9,449	33,274	27,330
Depreciation, depletion, and amortization	38,186	27,906	105,079	77,574
Treating and transportation	1,412	317	3,057	2,043
Marketing fees	518	526	1,850	1,634
Production taxes	1,243	2,153	3,428	5,476
General and administrative costs	12,032	8,316	29,999	24,645
Total operating costs and expenses	65,303	48,667	176,687	138,702
Operating income	24,415	22,530	75,701	60,420

Other (income) expense
Interest expense, net of interest capitalized	4,332	4,557	13,382	13,060
Interest income	(240)	(1,099)	(1,469)	(3,351)
Other (income) expense, net	(105)	(171)	(287)	6
Total other expense	3,987	3,287	11,626	9,715

Income before provision for income taxes	20,428	19,243	64,075	50,705
Provision for income taxes	7,715	7,321	24,280	19,293
Net income	$ 12,713	$ 11,922	$ 39,795	$ 31,412

Earnings per share:
Basic	$ 0.25	$ 0.24	$ 0.79	$ 0.63
Diluted	$ 0.25	$ 0.24	$ 0.79	$ 0.62

Weighted average shares outstanding:
Basic	50,409	50,282	50,363	50,211
Diluted	50,570	50,426	50,572	50,384

ROSETTA RESOURCES INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities
Net income	$ 39,795	$ 31,412
Adjustments to reconcile net income to net cash from operating activities
Depreciation, depletion and amortization	105,079	77,574
Deferred income taxes	24,195	18,991
Amortization of deferred loan fees recorded as interest expense	885	885
Income from unconsolidated investments	(117)	(168)
Stock compensation expense	4,090	4,348
Change in operating assets and liabilities:
Accounts receivable	84	5,300
Income taxes receivable	-	6,000
Prepaid expenses	(10,225)	605
Other current assets	(1,192)	(890)
Other assets	331	1,355
Accounts payable	12,267	2,494
Accrued liabilities	3,636	(324)
Royalties payable	4,725	(5,961)
Net cash provided by operating activities	183,553	141,621
Cash flows from investing activities
Acquisition of oil and gas properties	(38,656)	(11,587)
Purchases of property and equipment	(205,310)	(135,656)
Disposals of property and equipment	1,104	36
Increase in restricted cash	-	(15,000)
Other	25	46
Net cash used in investing activities	(242,837)	(162,161)
Cash flows from financing activities
Borrowing from revolving credit facility	10,000	-
Equity offering transaction fees	-	268
Proceeds from issuances of common stock	571	515
Stock-based compensation excess tax benefit	-	302
Purchases of treasury stock	(411)	(1,526)
Net cash provided by (used in) financing activities	10,160	(441)

Net decrease in cash	(49,124)	(20,981)
Cash and cash equivalents, beginning of period	62,780	99,724
Cash and cash equivalents, end of period	$ 13,656	$ 78,743

Supplemental non-cash disclosures:
Capital expenditures included in accrued liabilities	$ 6,900	$ 3,783
Accrued purchase price adjustment	-	11,400